BRF – Brasil Foods S.A.

CNPJ-MF 01.838.723/0001-27

Public-held Company

Notice to Shareholders

Regarding the shareholders remuneration approved by the General Shareholders Meeting held on June, 18 2014, we hereby inform that the dividends to shareholders is R$ 0.41421437 gross per share.

The payment will begin on August 15, 2014.

For further information, please contact:

Investor Relations Department

R Hungria, 1400 – Jd. Europa

01455-000 - São Paulo - SP – Brazil

Telephones: (5511) 23225052/5050/5048/5049/5051/5047/5286

Fax: (5511) 23335740

E-mail: acoes@brf-br.com

São Paulo (SP), June 18, 2014

Augusto Ribeiro Junior

CFO and IRO